Exhibit 10.23

Execution Version

Certain confidential information contained in this document, marked by [***], has been omitted because the registrant has determined that the information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

INVESTMENT AGREEMENT

between

YOKO OTANI

and

ASB HAWAII, INC.

and solely for the purposes of the sections enumerated in the preamble below,

AMERICAN SAVINGS BANK, F.S.B.

and

HAWAIIAN ELECTRIC INDUSTRIES, INC.

December 30, 2024

TABLE OF CONTENTS

i

INDEX OF DEFINED TERMS

2010 Equity Plan	Section 6.2
Actual Fraud	Section 7.16
affiliate	Section 7.6
Agreement	Preamble
Anti-Corruption Laws	Section 7.16
Bank	Preamble
Bank Benefit Plans	Section 2.11(a)
Bank Common Stock	Recitals
Bank Disclosure Letter	Article II
Bank ERISA Affiliate	Section 2.11(d)
Bank Financials	Section 2.6(a)
Bank Fundamental Warranties	Section 7.16
Bank Owned Properties	Section 2.27(b)
Bank Qualified Plans	Section 2.11(b)
Bank Real Property	Section 2.28(b)
Bank Regulatory Agreement	Section 2.13
Bank Service Provider	Section 6.2
BHC Act	Section 7.16
business day	Section 7.6
CFIUS	Section 7.16
Chosen Courts	Section 7.9(b)
Claim Notice	Section 7.1(c)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 7.16
Constituent Documents	Section 7.16
Direct Claim	Section 7.1(c)
Disqualification Event	Section 2.24
Enforceability Exceptions	Section 2.3(a)
Environmental Laws	Section 7.16
ERISA	Section 2.11(a)
Exchange Act	Section 7.16
FCPA	Section 7.16
FDIC	Section 7.16
Federal Reserve Board	Section 7.16
FFIEC	Section 7.16
Filing Party	Section 6.3(a)
Fundamental Warranty	Section 7.16
GAAP	Section 7.16
Governmental Entity	Section 7.16
Home Owners’ Loan Act	Section 7.16
Indemnified Party	Section 7.1(c)
Indemnifying Party	Section 7.1(c)
Intellectual Property	Section 7.16
Intercompany Obligations	Section 2.21
Investment	Section 1.1
Investor	Preamble
Investor Fundamental Warranties	Section 7.16
IRS	Section 2.11(b)
Issuer Covered Person	Section 2.24
IT Assets	Section 2.12(e)
knowledge	Section 7.6

Legal Proceeding	Section 2.9(a)
Liens	Section 7.16
Loans	Section 2.17(a)
Losses	Section 7.1(a)
made available	Section 7.6
Material Adverse Effect	Section 7.16
Material Contract	Section 2.26(a)
Multiemployer Plan	Section 2.11(d)
Non-Filing Party	Section 6.3(a)
OCC	Section 7.16
Order	Section 2.9(c)
Other Investment	Recitals
Other Investment Agreement	Recitals
Other Investors	Recitals
Part 16	Section 2.23
PBGC	Section 2.11(c)
Permitted Encumbrances	Section 7.16
person	Section 7.6
Post-Closing Tax Period	Section 7.16
Pre-Closing Tax Period	Section 7.16
Purchase Price	Section 1.1
Purchased Shares	Section 1.1
R&W Insurance Policy	Section 6.4
Regulatory Agencies	Section 7.16
Representatives	Section 7.16
Response Notice	Section 7.1(c)
Sanctioned Countries	Section 2.12(c)
Sanctions	Section 2.12(c)
SEC	Section 7.16
Securities Act	Section 7.16
Security Breach	Section 2.12(e)
Seller	Preamble
Seller Consolidated Group	Section 7.16
Seller Fundamental Warranties	Section 7.16
Seller Parent	Preamble
Seller Parent Fundamental Warranties	Section 7.16
Seller Parties	Preamble
Seller Taxes	Section 7.16
Separation Agreement	Recitals
SRO	Section 7.16
Stockholders Agreement	Recitals
Straddle Period	Section 7.16
Subsidiary	Section 7.16
Tax	Section 7.16
Tax Return	Section 7.16
Taxing Authority	Section 7.16
Third Party Claim	Section 7.1(d)
Transaction Expenses	Section 7.4
Transfer Taxes	Section 7.16
Treasury Regulations	Section 7.16
Waiver	Section 6.2

INVESTMENT AGREEMENT

INVESTMENT AGREEMENT, dated as of December 30, 2024 (this “Agreement”), between Yoko Otani (“Investor”) and ASB Hawaii, Inc., a Hawaii corporation (“Seller”). American Savings Bank, F.S.B., a federal savings bank and a wholly owned subsidiary of Seller (“Bank”), is a party to this Agreement solely for purposes of Section 1.5, Article II, Article VI and Article VII. Hawaiian Electric Industries, Inc., a Hawaii corporation (“Seller Parent” and, together with Seller and Bank, “Seller Parties”), is a party to this Agreement solely for purposes of Article IV, Article VI and Article VII.

RECITALS

A.            Seller Parent directly owns 100% of the issued and outstanding shares of common stock of Seller, and Seller directly owns 100% of the issued and outstanding shares of common stock of Bank (“Bank Common Stock”).

B.            Seller desires to sell to Investor, and Investor desires to purchase from Seller, 10 shares of Bank Common Stock (representing 0.11% of the issued and outstanding shares of Bank Common Stock as of immediately prior to the Closing), subject to the terms and conditions of this Agreement.

C.            On the date hereof, Seller and Bank are entering into other definitive agreements with other investors (each, an “Other Investment Agreement” and such investors, the “Other Investors”) providing for transactions substantially similar to the investment transaction contemplated by this Agreement (such transaction or transactions, each, an “Other Investment” and, collectively, the “Other Investments”).

D.            On the date hereof, Investor and the Other Investors are entering into an agreement with Bank regarding certain rights and obligations of such investors with respect to Bank (each, a “Stockholders Agreement”).

E.            On the date hereof, Seller Parent and Bank are entering into an agreement regarding certain separation and transitional matters (the “Separation Agreement”).

F.            The parties desire to make certain representations, warranties and agreements in connection with the Investment and also to prescribe certain conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound by this Agreement, the parties agree as follows:

Article I

INVESTMENT; CLOSING

Section 1.1         Investment. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Investor, and Investor shall purchase from Seller, 10 shares of Bank Common Stock (the “Purchased Shares”) for an aggregate purchase price equal to $500,000 in cash (the “Purchase Price”), free and clear of any Liens (other than transfer restrictions arising under applicable federal or state securities laws or under the terms of the Stockholders Agreement), and Investor shall pay, or cause to be paid, the Purchase Price to Seller (the transaction in this Section 1.1, the “Investment”).

Section 1.2         Closing.

(a)            Subject to the terms and conditions of this Agreement, the closing of the Investment (the “Closing”) shall take place by electronic exchange of documents at 12:01 a.m., Honolulu, Hawaii time on December 31, 2024, unless another date, time or place is agreed to in writing by Investor and Seller. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b)            As a condition precedent to the Closing, Seller shall have received, by the close of business on the date of this Agreement, (a) a fully executed version of this Agreement and each Other Investment Agreement and (b) each Purchase Price (as defined in the applicable Other Investment Agreement) required to be paid to Seller on December 31, 2024 pursuant to the Other Investment Agreements.

Section 1.3         Investor Deliveries.

(a)            On or prior to February 28, 2025, Investor shall pay to Seller, or cause to be paid to Seller, an amount equal to the Purchase Price by wire transfer of immediately available funds to one or more accounts (which shall be designated in writing (including the contact information for an individual to verbally confirm such wire instructions) by Seller to Investor).

(b)            At the Closing, Investor shall deliver to Bank a duly executed counterpart to the Stockholders Agreement.

(c)            At the Closing, Investor shall deliver to Seller or Bank such additional instruments, documents or certificates as reasonably necessary for the consummation of the Investment at the Closing.

Section 1.4         Seller Deliveries at Closing. At the Closing:

(a)            Seller shall deliver to Investor book-entry evidence of the Purchased Shares in the name of Investor.

(b)            Seller shall deliver to Investor a duly executed and valid IRS Form W-9.

(c)            Seller shall deliver to Investor a certificate of good standing of Seller issued by the Secretary of State of the State of Hawaii.

(d)            Seller shall deliver to Investor true and correct copies of the adopted resolutions, or duly executed written consents, of (i) the board of directors of Seller, (ii) the board of directors of Bank and (iii) the board of directors of Seller Parent, in each case, approving the transactions contemplated by this Agreement, the Other Investment Agreements, the Separation Agreement and Stockholders Agreement.

(e)            Seller shall deliver to Investor true and correct copies of the resolutions, or duly executed written consent, of Seller appointing the directors contemplated by the Stockholders Agreement to the board of directors of Bank, effective as of the Closing.

(f)            Seller shall deliver to Investor such additional instruments, documents or certificates as reasonably necessary for the consummation of the Investment at the Closing.

Section 1.5         Bank Deliveries at Closing. At the Closing:

(a)            Bank shall deliver to Investor a duly executed counterpart to the Stockholders Agreement.

(b)            Bank shall deliver to Investor a certificate of corporate existence of Bank issued by the OCC.

(c)            Bank shall deliver to Investor confirmation of Bank’s status as an FDIC-insured bank.

(d)            Bank shall deliver to Investor such additional instruments, documents or certificates as reasonably necessary for the consummation of the Investment at Closing.

Section 1.6         Withholding. The parties agree that, under currently applicable law and provided Seller delivers the IRS Form W-9 pursuant to Section 1.4(b), no deduction and withholding is required from the consideration otherwise payable or deliverable to Seller in connection with the Investment.

Article II

REPRESENTATIONS AND WARRANTIES OF BANK

Except as disclosed in the letter delivered by Bank to Investor concurrently herewith (the “Bank Disclosure Letter”) (it being understood that (a) no item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Bank Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by Bank that such item represents a material exception or fact, event or circumstance or that such item would be material or have a Material Adverse Effect with respect to Bank and (c) any disclosures made with respect to a section of this Article II shall be deemed to qualify (1) any other section of this Article II specifically referenced or cross-referenced and (2) other sections of this Article II to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections), Bank (but only in respect of representations and warranties concerning Bank; it being understood that, without limiting Section 7.1(i), Bank shall have no liability for representations concerning Seller or Seller Parent and that Seller shall have no liability for representations concerning Seller Parent) hereby represents and warrants to Investor as follows:

Section 2.1         Organization.

(a)            Bank has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Bank is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, be material to Bank. True and complete copies of the Constituent Documents of Bank as in effect as of the date of this Agreement, have previously been made available by Bank to Investor.

(b)            Bank is a federal savings bank duly organized, validly existing and chartered under the laws of the United States. The deposit accounts of Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Bank, threatened.

Section 2.2         Capitalization.

(a)            The authorized capital stock of Bank consists of (i) 9,000 shares of common stock, par value $1.00 per share, all of which are issued and outstanding and (ii) 8,000,000 shares of preferred stock without par value, none of which is issued and outstanding. The Bank Common Stock represents the only issued or outstanding shares of capital stock or other voting securities or equity interests (including any (x) interest that confers on a person the right to receive a unit of the profits and losses of, or distribution of assets of, or is derivative of the value of, Bank (including phantom units or interests or “profits interests”), (y) subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, contingent value right, performance unit, incentive unit or other commitment of any kind or character relating to, or entitling any person to purchase or otherwise acquire any of the foregoing and (z) security directly or indirectly convertible into, or exercisable or exchangeable for, any of the foregoing) of Bank that are issued and outstanding, all of which are owned directly by Seller. All shares of Bank Common Stock are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than this Agreement, the Other Investment Agreements and the Stockholders Agreement, there are no voting trusts, shareholder agreements, proxies, or other agreements in effect with respect to the voting, issuance or transfer of Bank Common Stock or other equity interests of Bank.

(b)            Bank has no Subsidiaries. Bank does not have any equity interests or other investments in any corporation, limited liability company, partnership, trust or joint venture.

(c)            Immediately after the Closing, (i) the record and beneficial owners of all equity securities of Bank will be as set forth on Section 2.2(c) of the Bank Disclosure Letter and (ii) neither Investor nor any other record or beneficial owner of securities of Bank will own or have the power to vote more than nine and nine-tenths percent (9.9%) of any class of voting securities of Bank.

Section 2.3         Authority; No Violation.

(a)            Bank has full corporate power and authority to execute and deliver this Agreement, the Other Investment Agreements, the Separation Agreement and the Stockholders Agreement and, subject to the actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Other Investment Agreements, the Separation Agreement and the Stockholders Agreement has been duly and validly approved by the Board of Directors of Bank. No other corporate proceedings on the part of Bank are necessary to approve this Agreement, the Other Investment Agreements, the Separation Agreement and the Stockholders Agreement or to consummate the Investment or the transactions contemplated thereby. This Agreement, the Other Investment Agreements, the Separation Agreement and the Stockholders Agreement have been duly and validly executed and delivered by Bank and (assuming due authorization, execution and delivery by each of Seller Parent, Seller and Investor) constitute legal, valid and binding obligations of Bank, enforceable against Bank in accordance with their respective terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)            Neither the execution and delivery of this Agreement, nor any Other Investment Agreement, the Separation Agreement nor the Stockholders Agreement by Bank, nor the consummation by Bank of the transactions contemplated hereby or thereby, nor compliance by Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Constituent Documents of Bank, or (ii) subject to the securities laws referred to in Section 2.4 and assuming the accuracy of Section 5.4 and Section 5.5 with respect to each Investor, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bank or any of its properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bank is a party, or by which it or its properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not be material to Bank.

Section 2.4         Consents and Approvals. Except for the securities or blue sky laws of the various states and assuming the accuracy of Section 5.5 with respect to each Investor, no consent, approval (including expiration of any statutory waiting period), no-objection, order or authorization of, or material registration, declaration or filing with, or notice to, any Governmental Entity is required on the part of Bank in connection with the execution, delivery and performance by Bank of this Agreement, the Stockholders Agreement and the Other Investment Agreements and the consummation by Bank of the Investment and the Other Investments.

Section 2.5         Reports. Bank has timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file (or furnish, as applicable) since January 1, 2022 with any Regulatory Agencies including any report, form, correspondence, registration, notification or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and has paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration, notification or statement or to pay such fees and assessments, either individually or in the aggregate, would not be material to Bank. Subject to Section 7.14, since January 1, 2022, (a) no Governmental Entity has initiated or has pending any material proceeding, or, to the knowledge of Bank, investigation into the business or operations of Bank, (b) there is no material unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Bank and (c) there have been no material formal or informal disagreements or disputes with any Governmental Entity with respect to the business, operations, policies or procedures of Bank.

Section 2.6         Financial Statements.

(a)            Bank has previously made available to Investor true, complete and correct copies of Bank’s audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of its independent auditor) for the fiscal years ended December 31, 2023 and December 31, 2022 and complete and correct copies of Bank’s call reports filed with the FFIEC for the three-month periods ended March 31, 2024, June 30, 2024 and September 30, 2024 (collectively, the “Bank Financials”). The Bank Financials (i) have been prepared from, and are in accordance with, the books and records of Bank, (ii) fairly present in all material respects the statements of income, statements of comprehensive income, statements of cash flows, statements of equity and statements of condition of Bank for the respective fiscal periods or as of the respective dates therein set forth and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since January 1, 2022, no independent public accounting firm of Bank has resigned (or informed Bank that it intends to resign) or been dismissed as independent public accountants of Bank as a result of or in connection with any disagreements with Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            Except as would not, either individually or in the aggregate, be material to Bank, Bank has no liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the balance sheet of Bank included in the Bank Financials and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2024 or in connection with this Agreement, the Other Investment Agreements, the Separation Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby.

(c)            Bank maintains in all material respects accurate books and records. The records, systems, controls, data and information of Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Bank or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not be material to Bank. Bank has been subject to since January 1, 2022, and continues to be subject to, a system of internal controls over financial reporting established and maintained by Bank. Such internal controls are designed to provide reasonable assurance regarding the reliability of Bank’s financial reporting and the preparation of Bank’s financial statements for external purposes in accordance with GAAP. Bank has disclosed, based on its most recent evaluation of its internal accounting controls by its chief executive officer and chief financial officer prior to the date hereof, to Bank’s external auditors and its Audit Committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which would adversely affect the ability of Bank to record, process, summarize and report financial information for inclusion in the applicable financial statements and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Bank’s internal controls over financial reporting relating to Bank.

(d)            Since January 1, 2022, (i) neither Bank, nor any director or officer of Bank, nor, to the knowledge of Bank, any auditor, accountant or representative of Bank, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Bank or its internal accounting controls, including any material complaint, allegation, assertion or claim that Bank has engaged in questionable accounting or auditing practices and (ii) no employee of or attorney representing Bank, whether or not employed by Bank, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Bank or any of its officers, directors, employees or agents to the Board of Directors of Bank or any committee thereof, or to the knowledge of Bank, to any director or officer of Seller.

(e)            The allowances for credit losses contained in the Bank Financials were established in accordance with the practices and experiences of Bank, and were adequate under and in accordance with the requirements of GAAP and/or requirements under applicable law (including applicable regulatory accounting principles) to provide for possible losses on loans (including accrued interest receivable) and credit commitments (including stand-by letters of credit) outstanding as of the date of the balance sheet in such Bank Financials. Bank adopted and fully implemented the Financial Accounting Standard Board’s Current Expected Credit Loss (CECL) impairment standard effective as of January 1, 2020.

Section 2.7         Broker’s Fees. With the exception of the engagement of Piper Sandler & Co. and Guggenheim Partners, LLC (the fees of which will be paid solely by Seller or Seller Parent), neither Bank nor any of its respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with this Agreement or any Other Investment Agreement or the transactions contemplated hereby or thereby.

Section 2.8         Absence of Certain Changes or Events. Since January 1, 2024:

(a)            there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would have, either individually or in the aggregate, a Material Adverse Effect with respect to Bank;

(b)            Bank has not declared, set aside or paid any dividend or other distribution (whether in cash, stock or other property or any combination thereof) or redeemed, repurchased or otherwise acquired any equity securities;

(c)            Bank has conducted its business in the ordinary course consistent with past practice;

(d)            (i)  Bank has not issued, sold or otherwise disposed of any Bank Common Stock or other equity interests of Bank; (ii) granted, or entered into any agreements to grant, any options, warrants, puts, calls, subscriptions, rights, claims, commitments or other rights of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any Bank Common Stock or other equity interests of Bank; or (iii) entered into any agreements to modify the rights of any of Bank Common Stock or other equity interests of Bank;

(e)            Bank has not made any material change in any of its Tax Returns, Tax elections or Tax accounting methods, except as required by applicable law;

(f)            Bank has not made any change to the its accounting methods, principles or practices that affects the reporting of assets, liabilities or results of operations, except as required by GAAP or applicable law; and

(g)            Bank has not agreed in writing to do any of the foregoing, other than pursuant to this Agreement, the Other Investment Agreements, the Stockholders Agreement and the Separation Agreement.

Section 2.9         Legal and Regulatory Proceedings. Subject to Section 7.14:

(a)            Bank is not a party to any, and there are no pending or threatened in writing or, to Bank’s knowledge, otherwise threatened, legal, administrative, arbitral or other proceedings, claims, audit, examination, actions or governmental or regulatory investigations by or before any Governmental Entity (each, a “Legal Proceeding”) of any nature against Bank or any of its current or former directors or executive officers (in each of their capacities as such) (i) that would, individually or in the aggregate, reasonably be expected to result in a material restriction on Bank, (ii) that would reasonably be expected to be material to Bank or (iii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            Bank is not a party to any material Legal Proceeding and, to the knowledge of Bank, no material Legal Proceeding is threatened, which, in either case, claims that Bank is subject to liability on behalf of Seller, Seller Parent or any other Subsidiary of Seller Parent.

(c)            There is no injunction, order, judgment, writ, directive, enforcement action, decree, or regulatory restriction of any Governmental Entity (each, an “Order”) imposed upon Bank or any of its current or former directors or executive officers (in each of their capacities as such) or the assets of Bank that would reasonably be expected to, either individually or in the aggregate, be material to Bank.

(d)            As of the date hereof, there are no bankruptcy, reorganization or receivership proceedings pending or, to the knowledge of Bank, threatened against Bank. As of the date hereof, Bank is not a debtor under any proceeding in bankruptcy, insolvency, or reorganization.

Section 2.10         Taxes and Tax Returns.

(a)            Bank has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Bank is not the beneficiary of any extension of time within which to file any such income or other material Tax Return (other than extensions to file Tax Returns automatically obtained in the ordinary course of business). All income and other material Taxes of Bank (whether or not shown on any Tax Returns) that are due to be paid by Bank have been fully and timely paid.

(b)            Bank has withheld and properly and timely remitted all material amounts of Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, creditor, depositor, shareholder, independent contractor or other third party, including backup withholding requirements, and has complied in all material respects with all information reporting and recordkeeping requirements with respect thereto.

(c)            Bank has not received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and no disputes, claims, audits, examinations or other proceedings regarding any material Tax of Bank or the assets of Bank are pending or have been threatened in writing.

(d)            Bank is not a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Bank and any other member(s) of the Seller Consolidated Group or pursuant to agreements which both (i) were not primarily related to Taxes and (ii) were entered into in the ordinary course of business consistent with past practice).

(e)            The Bank is and has always been classified as a “C corporation” for U.S. federal, and applicable state and local, income tax purposes. The Bank has never elected pursuant to 1362(a) of the Internal Revenue Code of 1986, as amended (the “Code”), to be treated as a Subchapter S corporation as defined in Code Section 1361(a) or a qualified subchapter S subsidiary as defined in Code Section 1361(b)(3)(B).

(f)            Bank (i) has not been a member of an affiliated, consolidated, combined or unitary group for income Tax purposes (other than the Seller Consolidated Group) or (ii) has no liability for the Taxes of any person (other than any member of the Seller Consolidated Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract (other than pursuant to agreements which both (A) were not primarily related to Taxes and (B) were entered into in the ordinary course of business consistent with past practice).

(g)            Bank has not been, within the past two (2) years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

(h)            Bank has not participated in a “listed transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b)(1).

(i)             Bank has not granted (and Bank is not subject to) any extension or waiver currently in effect of the statute of limitations for the assessment of any material Tax of Bank (other than any such extension or waiver granted in the ordinary course).

(j)            There are no Liens for Taxes against any of the assets of Bank, other than Permitted Encumbrances.

(k)            Bank is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)             Bank will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning on or after the Closing Date, as a result of (i) any change in accounting method made before the Closing under Section 481(c) of the Code, (ii) an installment sale or open transaction disposition made prior to the Closing, (iii) a prepaid amount received on or prior to the Closing Date (other than in the ordinary course of business), (iv) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision state, local or non-U.S. law) with respect to a transaction that occurred prior to Closing or (v) a “closing agreement” described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. income Tax law) entered into prior to the Closing.

(m)           Bank does not have a branch or permanent establishment in any country outside of the United States.

Nothing in this Section 2.10 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount, value or availability in any Post-Closing Tax Period of any net operating loss, capital loss, Tax credit, Tax basis or other Tax asset or attribute of Bank. It is agreed and understood that no representation or warranty is made by Seller, Bank or their affiliates in respect of Tax matters in any section of this Agreement, other than this Section 2.10 and relevant parts of Section 2.11.

Section 2.11         Employee Benefits.

(a)            For purposes of this Agreement, the term “Bank Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not subject to ERISA, and all cash, equity or equity-based, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Bank is a party or has any current or future obligation, or that are maintained, contributed to or sponsored by Bank for the benefit of any current or former employee, officer, director or individual independent contractor of Bank.

(b)            Except as would not be material to Bank, each Bank Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. The Internal Revenue Service (the “IRS”) has issued a favorable determination letter or opinion letter with respect to each Bank Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Bank Qualified Plans”) and the related trust, which determination letter or opinion letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Seller, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Bank Qualified Plan or the related trust.

(c)            Except as would not be material to Bank, with respect to each Bank Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Bank Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Bank Benefit Plan’s actuary with respect to such Bank Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Bank Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guarantee Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Seller or Bank and (vii) the PBGC has not instituted proceedings to terminate any such Bank Benefit Plan.

(d)            No Bank Benefit Plan is, and neither Bank nor any trade or business, whether or not incorporated, which together with Bank would be considered a “single employer” within the meaning of Section 4001 of ERISA (a “Bank ERISA Affiliate”) has, at any time during the last six (6) years, contributed to or been obligated to contribute to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), and neither Bank nor any Bank ERISA Affiliate has incurred any material liability that has not been satisfied in full to a Multiemployer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan except as would not be expected to be material to Bank.

(e)            All contributions required to be made by Bank to each Bank Benefit Plan by law or by the terms of such Bank Benefit Plan, and all premiums due or payable with respect to insurance policies funding any Bank Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected in the Bank Financials except as would not be expected to be material to Bank.

(f)            There are no pending or, to the knowledge of Bank, threatened claims (other than claims for benefits in the ordinary course) which have been asserted or instituted against or relating to any Bank Benefit Plan that would be material to Bank.

(g)            No Bank Benefit Plan is maintained for the benefit of any current or former employee, officer, director or other service provider of Seller or Bank who, while employed or engaged by Seller or Bank, primarily resides or provides services outside of the United States.

(h)            Bank is, and has been since January 1, 2022, in compliance in all respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, worker classification, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment and workers’ compensation, except, as would not, individually or in the aggregate, reasonably be expected to be material to Bank.

(i)            Bank is not a party to any collective bargaining agreements and there is no labor strike, slowdown, work stoppage or lockout pending or, to the knowledge of Bank, threatened, with respect to any Bank employees that would be material to Bank. Bank has not agreed to recognize any union or other collective bargaining representative and there has been no demand made or, to the knowledge of Bank, threatened for recognition by any labor union. To the knowledge of Bank, there have been no efforts by any labor union seeking to organize any of its employees.

(j)            Bank has not incurred any liability under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or comparable Hawaii state law provisions that remains unsatisfied that would be material to Bank.

(k)            Bank has not engaged in any unfair labor practice, and there is no complaint for unfair labor practice against Bank pending or, to the knowledge of Bank, threatened before the National Labor Relations Board or any comparable Governmental Entity which would reasonably be expected to have a Material Adverse Effect with respect to Bank.

(l)            Neither the execution nor delivery of this Agreement nor the transactions contemplated by this Agreement would, alone or in combination with any other event, (i) entitle any current or former employee, director, individual consultant, officer or other individual service provider of Bank to, or result in any increase in the amount or enhancement to the terms of, any severance pay, (ii) trigger any increased or accelerated contributions to any Bank Benefit Plan or trigger any change in the funding or covenant support arrangements for any Bank Benefit Plan or (iii) accelerate the time of payment, vesting or funding of compensation or benefits due to any such employee, director, individual consultant, officer or other individual service provider.

Section 2.12         Compliance with Applicable Law.

(a)            Bank holds, and has at all times since January 1, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of its businesses and ownership of its properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, be material to Bank, and, to the knowledge of Bank, no suspension, termination, refusal or renewal or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)            Except as would not, either individually or in the aggregate, be material to Bank, Bank, and each of Seller Parent and Seller in taking any action related to the business operations of Bank, has complied with and is not in default or violation under any applicable law, statute, Order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Bank, including (i) all applicable laws and regulations (and publicly posted policies) relating to the privacy and security of data or information that constitutes personal data, personally identifiable information, or personal information under applicable law or regulation and (ii) the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Flood Disaster Protection Act of 1973 and the National Flood Insurance Act of 1968 and the implementing regulations thereunder, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither is the Bank now, nor has it ever been since January 1, 2023, subject to any material fine, suspension, settlement or other administrative agreement or sanction by any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage, commercial or consumer loans. Bank has established and maintains a system of internal controls designed to assure compliance by Bank with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Bank conducts business.

(c)            None of Bank, any director or officer of Bank or, to the knowledge of Bank, any agent, employee, stockholder, partner, member, affiliate, or other person acting on behalf of Bank has been, since January 1, 2022, or is currently (i) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity involving (A) Cuba, Iran, North Korea, Syria or the Crimea, Donetsk, or Luhansk regions of Ukraine (“Sanctioned Countries”), (B) the government of any Sanctioned Country or Venezuela, (C) any person located in, resident in, formed under the laws of, or owned or controlled by the government of Venezuela or of any Sanctioned Country, or (D) any person made subject to or the target of any sanctions administered or enforced by the United States Government, including the list of Specially Designated Nationals of the Office of Foreign Assets Control of the United States Department of Treasury, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (ii) engaged in any transfers of goods, software, technologies or services (including financial services) that would reasonably be expected to assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by applicable laws, (iii) subject to or the target of any U.S. sanctions administered by the Office of Foreign Assets Control of the United States Department of Treasury; or (iv) located, organized or resident in any Sanctioned Country.

(d)            Bank has, and at all times during the past three (3) years has had, a Community Reinvestment Act rating no lower than “Satisfactory”.

(e)            Bank maintains a written information security program and takes commercially reasonable measures designed to protect the privacy, confidentiality, integrity, availability and security of all hardware, software, databases, systems, networks, websites, applications and other information technology assets and equipment (collectively, “IT Assets”) and nonpublic personal information used in its business against any (i) loss or misuse of nonpublic personal information, (ii) unauthorized access or unlawful operations performed upon such IT Assets or nonpublic personal information or (iii) other act or omission that materially compromises the security or confidentiality of the IT Assets or nonpublic personal information (clauses (i) through (iii), a “Security Breach”). Since January 1, 2022, Bank has not experienced any Security Breach that would, individually or in the aggregate, have a Material Adverse Effect with respect to Bank. To the knowledge of Bank, there are no material data security or other technological vulnerabilities, viruses, malware or other corruptants with respect to the IT Assets owned by and used in Bank’s business.

(f)            Without limitation, neither Bank, nor any director or officer of Bank, nor to the knowledge of Bank, any employee, agent or other person acting on behalf of Bank has, directly or indirectly, (i) used any funds of Bank for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Bank, (iii) violated any provision that would result in the violation of the FCPA, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Bank, (v) made any fraudulent entry on the books or records of Bank or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Bank, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Bank, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except, in each case, as would not, either individually or in the aggregate, be material to Bank.

(g)            Except as would not, either individually or in the aggregate, be material to Bank, (i) Bank has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) neither Bank nor any of its directors, officers or employees has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

(h)            Bank, its directors and officers and, to the knowledge of Bank, its other representatives are and have been since January 1, 2022 in compliance with all Anti-Corruption Laws in all material respects. Neither Bank nor any of its directors or officers nor, to the knowledge of Bank, any of its other representatives, (i) is or, since January 1, 2022 has been, charged with or received written notice of any violation of any Anti-Corruption Laws, or (ii) to the knowledge of Bank, is, or since January 1, 2022 has been, under investigation with respect to any violation of any Anti-Corruption Laws.

Section 2.13         Actions by Regulatory Agencies. Subject to Section 7.14, Bank is not subject to any cease-and-desist or other order or enforcement action issued by, nor is Bank a party to any written agreement, consent agreement or memorandum of understanding with, nor is Bank a party to any commitment letter or similar undertaking to, nor is subject to any order or directive by, nor has Bank been ordered to pay any civil money penalty by, nor since January 1, 2022, has Bank adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently materially restricts the ordinary course operations of Bank or that in any material manner relates to its capital adequacy, its credit or risk management policies, its management or its ability to consummate the transactions contemplated hereby in a timely manner (each, whether or not set forth in the Bank Disclosure Letter, a “Bank Regulatory Agreement”), nor since January 1, 2022 has Bank been advised in writing by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Bank Regulatory Agreement.

Section 2.14         Environmental Matters. Except as would not have, either individually or in the aggregate, a Material Adverse Effect with respect to Bank, Bank is in compliance, and has complied since January 1, 2022, with any Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Bank, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Bank, of any liability or obligation arising under any Environmental Law pending or threatened against Bank, which liability or obligation would have, either individually or in the aggregate, a Material Adverse Effect with respect to Bank. To the knowledge of Bank, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have, either individually or in the aggregate, a Material Adverse Effect with respect to Bank. Except as set forth on Section 2.14 of the Bank Disclosure Letter, Bank is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would have, either individually or in the aggregate, a Material Adverse Effect with respect to Bank.

Section 2.15         Investment Securities.

(a)            Bank has good title in all material respects to all securities owned by it (except those sold under repurchase agreements) which are material to Bank’s business, free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Bank. Such securities are valued on the books of Bank in accordance with GAAP in all material respects.

(b)            Bank employs investment, securities, commodities, risk management and other policies, practices and procedures that Bank believes in good faith are prudent and reasonable in the context of its businesses.

Section 2.16         Intellectual Property. Except as would not, either individually or in the aggregate, be material to Bank:

(a)            Bank owns (in each case, free and clear of any material Liens (other than Permitted Encumbrances)), all Intellectual Property owned or purported to be owned by Bank which is material to the conduct of Bank’s business as currently conducted;

(b)            the operation of Bank’s businesses does not infringe, misappropriate or otherwise violate the intellectual property rights of any third party (other than patents), and, to the knowledge of Bank, any patents of any third party;

(c)            since January 1, 2022, Bank has not received any written communication alleging from any person that Bank has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person;

(d)            to the knowledge of Bank, no person is challenging, infringing on or otherwise violating any right of Bank with respect to any Intellectual Property owned by Bank;

(e)            since January 1, 2022, Bank has not received any written notice of any pending claim contesting or challenging the ownership or validity of any Intellectual Property owned by Bank;

(f)            Bank has taken commercially reasonable measures designed to protect the confidentiality of all material trade secrets that are included in the Intellectual Property owned by Bank, and, to the knowledge of Bank, such trade secrets have not been disclosed by Bank to any person (other than directors, officers and employees of Seller and Seller Parent) except pursuant to appropriate nondisclosure agreements; and

(g)            Bank owns or has a license or other right to use all Intellectual Property that is used in its business, and no material proprietary software owned by Bank (i) has had any material source code placed in escrow for the benefit of a third party or (ii) incorporates or is derived from software licensed under any “open source” license that requires the licensing or availability of source code upon its incorporation into such proprietary software.

Section 2.17         Loan Portfolio.

(a)            Except as would not, either individually or in the aggregate, be material to Bank, each written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) of Bank (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Bank as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b)            Except as would not, either individually or in the aggregate, be material to Bank, each outstanding Loan of Bank (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c)            There are no extensions of credit by Bank to any employee, officer, director (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Bank or an affiliate of Bank or to any other affiliate of Bank on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate that was below market at the time the extensions of credit were made or that were not made in material compliance with all applicable laws.

(d)            Except as would not reasonably be expected to, either individually or in the aggregate, be material to Bank with respect to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect.

Section 2.18         Insurance. Bank is insured with reputable insurers against such risks and in such amounts consistent with industry practice, and Bank is in material compliance with its insurance policies and is not in default under any of the material terms thereof. Except as disclosed in Section 2.18 of the Bank Disclosure Letter, (a) each such policy is outstanding and in full force and effect, (b) all premiums and other payments due under any such policy have been paid, and all Bank claims thereunder have been filed in due and timely fashion, (c) there is no claim for coverage by Bank pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (d) Bank has not received notice of any threatened termination of, premium increase that Bank would be responsible for with respect to, or alteration of coverage under, any insurance policies, in each case, except as would not be material to Bank individually or in the aggregate.

Section 2.19         Risk Management Instruments. Except as would not, either individually or in the aggregate, be material to Bank, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Bank or for the account of a customer of Bank, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Bank enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Except as would not, either individually or in the aggregate, be material to Bank, Bank has duly performed in all material respects all its obligations thereunder to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

Section 2.20         No-Broker Dealers. Bank is not and in the past 10 years has never been required to be registered, licensed, qualified or authorized, as a broker-dealer under the Exchange Act or under any other applicable law.

Section 2.21         Intercompany Obligations. Section 2.21 of the Bank Disclosure Letter sets forth all contracts, obligations, commitments and arrangements, including all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit, between Seller or any of its affiliates (other than Bank), on the one hand, and Bank, on the other hand (collectively, the “Intercompany Obligations”). All such Intercompany Obligations (other than the Stockholders Agreement and Separation Agreement) will be terminated at Closing. Bank has made available to Investor a true, correct and complete copy of the Separation Agreement.

Section 2.22         Customer Relationships. Except as would not be material to Bank, since January 1, 2022, each trust, insurance or wealth management customer of Bank has been originated and serviced (i) in conformity with the applicable policies of Bank, (ii) in accordance with the terms of any applicable contract governing the relationship with such customer and (iii) in compliance with all applicable laws and regulations. Except as would not be material to Bank, each contract governing a relationship with a trust, insurance or wealth management customer of Bank has been duly and validly executed by Bank and, to the knowledge of Bank, the other contracting parties, and each such contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by the Enforceability Exceptions, and Bank and, to the knowledge of Bank, the other contracting parties thereto, have duly performed in all material respects their obligations thereunder, and Bank and, to the knowledge of Bank, such other contracting parties are in material compliance with each of the terms thereof. Since January 1, 2022, neither Bank nor any of its directors, officers or employees has committed any material breach of trust or fiduciary duty with respect to any of the accounts maintained on behalf of any trust, insurance or wealth management customer of Bank. Since January 1, 2022, Bank has not been, and is not currently, engaged in any material dispute with, or subject to material claims by, any such trust, insurance or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.

Section 2.23         Shell Company Status. Bank is not, and has never been, an issuer identified in Rule 144(i)(1) under the Securities Act or the corresponding provisions of the securities disclosure rules set forth in 12 C.F.R. Part 16 (“Part 16”).

Section 2.24         No Disqualification Events. None of Bank, Seller, Seller Parent any of their respective predecessors, any affiliated issuer, any director, executive officer, other officer of Bank, Seller or Seller Parent participating in the transactions contemplated by this Agreement, any beneficial owner of 20% or more of Bank’s outstanding voting equity securities (calculated on the basis of voting power), nor any promoter (as that term is defined in Rule 405 under the Securities Act or the securities disclosure rules in Part 16) connected with Bank in any capacity at the Closing Date (each an “Issuer Covered Person” and together “Issuer Covered Persons”) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act or the securities disclosure rules in Part 16 (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act or the securities disclosure rules in Part 16. Bank has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 2.25         Other Investors. Concurrently with the execution of this Agreement, each Other Investor has executed and delivered to Seller a counterpart to an Other Investment Agreement, substantially in the same form and on substantially the same terms as this Agreement. Other than the Stockholders Agreement, Bank has not entered into any other contract, agreement or arrangement with any Other Investor that provides such Other Investor more favorable or additional rights with respect to Bank than as set forth in such Other Investment Agreement.

Section 2.26         Material Contracts.

(a)            Section 2.26(a) of the Bank Disclosure Letter contains, as of the date hereof, a list of each of the following types of contracts to which Bank is a party or bound (by any contract, arrangement, commitment or understanding, whether written or oral), excluding any Bank Benefit Plan:

(i)             any exclusive dealing contract or any contract which contains a non-compete or client or customer non-solicitation requirement, in each case, that restricts the conduct of any line of business (including exclusive arrangements) by Bank or the ability of Bank to engage in any line of business or in any geographic region, in each case, in a manner that is material to Bank;

(ii)            any contract which is a collective bargaining agreement or similar agreement with any union, works council or other labor organization;

(iii)           any contract (A) that provides for the incurrence of indebtedness by Bank, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice) or (B) that provides for the guarantee, pledge, support, assumption, endorsement or material indemnification by Bank of, or any similar commitment by Bank with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $2,000,000 or more;

(iv)           any contract that provides for the sale by Bank of any goods or services or providing for payments to Bank in each case in excess of $2,000,000 per annum (in each case, other than any Loans, provisions of credit services or other arrangements in the ordinary course of business);

(v)            any contract that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Bank, in each case, that is material to Bank;

(vi)           with any of the top 20 vendors or suppliers of Bank (determined on the basis of the aggregate dollar amount paid by Bank in fiscal year 2024), other than any statement of work, purchase order or similar ancillary agreement;

(vii)          any contract that provides for any contractual indemnification to any director or officer of Bank;

(viii)         any contract that is a settlement, consent or similar agreement and contains any material continuing obligations of Bank;

(ix)            any contract for the acquisition or disposition of any person, business or material amount of assets and pursuant to which any earn-out, indemnification or deferred or contingent payment obligations of Bank remain outstanding and that would reasonably be expected to involve payments by Bank of more than $2,000,000 after the date hereof;

(x)            any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, in each case, that is material to Bank; or

(xi)           any contract pursuant to which Bank is granted or grants a right to material Intellectual Property, other than (A) non-exclusive in-licenses to commercially available software or (B) non-exclusive out-licenses granted in the ordinary course of business.

Each contract, arrangement, commitment or understanding of the type described in this Section 2.26(a), whether or not set forth in the Bank Disclosure Letter, is referred to herein as a “Material Contract.” Bank has made available to Investor true, correct and complete copies of each Material Contract in effect as of the date hereof.

(b)            (i) Each Material Contract is valid and binding on Bank and in full force and effect, except as, either individually or in the aggregate, would not be material to Bank, (ii) Bank has in all material respects complied with and performed all obligations required to be complied with or performed by it to date under each Material Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not be material to Bank, (iii) to the knowledge of Bank, each third-party counterparty to each Material Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Material Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not be material to Bank, (iv) Bank has no knowledge of, nor has received notice of, any material violation of any Material Contract by any of the other parties thereto and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Bank or, to the knowledge of Bank, any other party thereto, of or under any such Material Contract, except where such breach or default, either individually or in the aggregate, would not be material to Bank.

Section 2.27         Real Property.

(a)            Section 2.27(a) of the Bank Disclosure Letter contains a complete and accurate list of all real property owned, leased or licensed by Bank or otherwise occupied by it.

(b)            Except as would not reasonably be expected, either individually or in the aggregate, to be material to Bank, Bank (i) has good and marketable title to all the real property reflected in Section 2.27(a) of the Bank Disclosure Letter or the Bank Financials as being owned by Bank or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Bank Owned Properties”), free and clear of all Liens, except Permitted Encumbrances and (ii) is the lessee of all leasehold estates reflected in the Bank Financials or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Bank Owned Properties, the “Bank Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by Bank or, to the knowledge of Bank, the lessor. There are no pending or, to the knowledge of Bank, threatened condemnation proceedings against the Bank Real Property.

(c)            Other than (i) properties for which Bank is landlord or sublessor and (ii) properties Bank owns as satisfaction on a debt previously contracted, to the knowledge of Bank there are no persons in possession of any portion of any of the real property owned or leased by Bank, and no person other than Bank has the right to use or occupy for any purpose any portion of any of the Bank Real Property, except, in any such case, (A) with respect to Bank Real Property leased by Bank (x) for common areas that Bank does not have the exclusive right to use or occupy under the applicable lease or (y) in accordance with the express terms of such lease or (B) as would not, individually or in the aggregate, reasonably be expected to be material to Bank.

Section 2.28         Sufficiency of Assets. Immediately after the Closing, Bank will own or have the right to use, all assets, liabilities, rights and properties (including its IT systems) sufficient to conduct the business of Bank in all material respects in the same manner and on the same terms as currently conducted by Bank, consistent with past practice.

Section 2.29         Critical Technologies. To the knowledge of Bank, it does not engage in the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended (including all implementing regulations thereof). For purposes of this representation, and after consulting with CFIUS counsel, Bank’s reasonable investigation has consisted solely of making inquiries to Bank’s Chief Information Officer and Director of Information Security, each of whom, after discussing with CFIUS counsel present, does not believe that the Bank engages in the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended (including all implementing regulations thereof).

Section 2.30         No Other Representations or Warranties.

(a)            Except for the representations and warranties made by Bank in this Article II, neither Bank nor any other person makes any express or implied representation or warranty with respect to Bank, or its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Bank hereby disclaims any such other representations or warranties, and Investor acknowledges the same. In particular, without limiting the foregoing disclaimer, neither Bank nor any other person makes or has made any representation or warranty to Investor or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Bank or its businesses or (ii) except for the representations and warranties made by Bank in this Article II, any oral or written information presented to Investor or any of its affiliates or representatives in the course of their due diligence investigation of Bank, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)            Bank acknowledges and agrees that neither Investor nor any other person on behalf of Investor has made or is making, and Bank has not relied upon, any express or implied representation or warranty other than those contained in Article V.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Investor as follows:

Section 3.1         Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Hawaii and is a savings and loan holding company duly registered under the Home Owners’ Loan Act. Seller has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Seller is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, have a Material Adverse Effect with respect to Bank or a Material Adverse Effect with respect to Seller.

Section 3.2         Authority; No Violation.

(a)            Seller has full corporate power and authority to execute and deliver this Agreement and the Other Investment Agreements and, subject to the actions described below, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Investment Agreements has been duly and validly approved by the Board of Directors of Seller. No other corporate proceedings on the part of Seller are necessary to approve this Agreement or the Other Investment Agreements or to consummate the Investment or the Other Investments. This Agreement and the Other Investment Agreements have been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by each of Bank, Seller Parent and Investor) constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)            Neither the execution and delivery of this Agreement by Seller or any Other Investment Agreement, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Constituent Documents of Seller, or (ii) subject to the securities laws referred to in Section 3.3 and assuming the accuracy of Section 5.4 and Section 5.5 with respect to each Investor, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, Order, writ, decree or injunction applicable to Seller or any of its properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Seller under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party, or by which it or its properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not have a Material Adverse Effect with respect to Seller.

Section 3.3         Consents and Approvals. Except for the securities or blue sky laws of the various states and assuming no Investor is acting in concert with an Other Investor, no consent, approval (including expiration of any statutory waiting period), no-objection, order or authorization of, or material registration, declaration or filing with, any Governmental Entity is required on the part of Seller in connection with the execution, delivery and performance by Seller of this Agreement and the Other Investment Agreements and the consummation by Seller of the Investment and the Other Investments.

Section 3.4         Legal and Regulatory Proceedings.

(a)            Seller is not a party to any, and there are no pending or threatened in writing or, to Seller’s knowledge, otherwise threatened, Legal Proceedings of any nature against Seller or any of its current or former directors or executive officers (in each of their capacities as such) (i) that would, individually or in the aggregate, reasonably be expected to result in a material restriction on Bank, (ii) that would reasonably be expected to have a Material Adverse Effect with respect to Bank or (iii) challenging the validity or propriety of the transactions contemplated by this Agreement, the Other Investment Agreement, the Stockholders Agreement or the Separation Agreement.

(b)            There is no Order imposed upon Seller or any of its current or former directors or executive officers (in each of their capacities as such) or the assets of Seller that would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect with respect to Bank.

(c)            As of the date hereof, there are no bankruptcy, reorganization or receivership proceedings pending or, to the knowledge of Seller, threatened against Seller. As of the date hereof, Seller is not a debtor under any proceeding in bankruptcy, insolvency, or reorganization.

Section 3.5         Title to Bank Common Stock. Seller has good and valid title to the Bank Common Stock, free and clear of all Liens (other than transfer restrictions arising under applicable federal or state securities laws or under the terms of the Stockholders Agreement), and shall have as of the time immediately prior to the Closing good and valid title to the Bank Common Stock, free and clear of all Liens (other than transfer restrictions arising under applicable federal or state securities laws or under the terms of the Stockholders Agreement). At the Closing, Seller will have duly transferred the Purchased Shares to Investor, free and clear of all Liens (other than transfer restrictions arising under applicable federal or state securities laws or under the terms of the Stockholders Agreement).

Section 3.6         Broker’s Fees. With the exception of the engagement of Piper Sandler & Co. and Guggenheim Partners, LLC (the fees of which will be paid solely by Seller or Seller Parent), neither Seller nor any of its respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with this Agreement or any Other Investment Agreement or the transactions contemplated hereby or thereby.

Section 3.7         No Other Representations or Warranties.

(a)            Except for the representations and warranties made by Seller in this Article III, neither Seller nor any other person makes any express or implied representation or warranty with respect to Seller, or its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Seller hereby disclaims any such other representations or warranties, and Investor acknowledges the same. In particular, without limiting the foregoing disclaimer, neither Seller nor any other person makes or has made any representation or warranty to Investor or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Seller or its businesses or (ii) except for the representations and warranties made by Seller in this Article III, any oral or written information presented to Investor or any of its affiliates or representatives in the course of their due diligence investigation of Seller, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)            Seller acknowledges and agrees that neither Investor nor any other person on behalf of Investor has made or is making, and Seller has not relied upon, any express or implied representation or warranty other than those contained in Article V.

Article IV

REPRESENTATIONS AND WARRANTIES OF SELLER PARENT

Seller Parent hereby represents and warrants to Investor as follows:

Section 4.1         Organization. Seller Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Hawaii and is a savings and loan holding company duly registered under the Home Owners’ Loan Act. Seller Parent has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Seller Parent is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, have a Material Adverse Effect with respect to Bank or a Material Adverse Effect with respect to Seller Parent.

Section 4.2         Authority; No Violation.

(a)            Seller Parent has full corporate power and authority to execute and deliver this Agreement and the Other Investment Agreements and, subject to the actions described below, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Investment Agreements has been duly and validly approved by the Board of Directors of Seller Parent. No other corporate proceedings on the part of Seller Parent are necessary to approve this Agreement or the Other Investment Agreements or to consummate the Investment or the Other Investments. This Agreement and the Other Investment Agreements have been duly and validly executed and delivered by Seller Parent and (assuming due authorization, execution and delivery by each of Seller, Bank and Investor) constitute legal, valid and binding obligations of Seller Parent, enforceable against Seller Parent in accordance with their respective terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)            Neither the execution and delivery of this Agreement or any Other Investment Agreement by Seller Parent, nor the consummation by Seller Parent of the transactions contemplated hereby or thereby, nor compliance by Seller Parent with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Constituent Documents of Seller Parent, or (ii) subject to the securities laws referred to in Section 4.4 and assuming the accuracy of Section 5.5 with respect to each Investor, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, Order, writ, decree or injunction applicable to Seller Parent or any of its properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Seller Parent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller Parent is a party, or by which it or its properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not have a Material Adverse Effect with respect to Seller Parent.

Section 4.3         Bank Common Stock. Neither Seller Parent nor any of its Subsidiaries (including Seller and Bank) have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with holders of Bank Common Stock on any matter.

Section 4.4         Consents and Approvals. Except for the securities or blue sky laws of the various states and assuming the accuracy of Section 5.5 with respect to each Investor, no consent, approval (including expiration of any statutory waiting period), no-objection, order or authorization of, or material registration, declaration or filing with, any Governmental Entity is required on the part of Seller Parent in connection with the execution, delivery and performance by Seller Parent of this Agreement and the Other Investment Agreements and the consummation by Seller Parent of the Investment and the Other Investments.

Section 4.5         Broker’s Fees. With the exception of the engagement of Piper Sandler & Co. and Guggenheim Partners, LLC (the fees of which will be paid solely by Seller or Seller Parent), neither Seller Parent nor any of its respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with this Agreement or any Other Investment Agreement or the transactions contemplated hereby or thereby.

Section 4.6         No Other Representations or Warranties.

(a)            Except for the representations and warranties made by Seller Parent in this Article IV, neither Seller Parent nor any other person makes any express or implied representation or warranty with respect to Seller Parent, or its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Seller Parent hereby disclaims any such other representations or warranties, and Investor acknowledges the same. In particular, without limiting the foregoing disclaimer, neither Seller Parent nor any other person makes or has made any representation or warranty to Investor or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Seller Parent or its businesses or (ii) except for the representations and warranties made by Seller Parent in this Article IV, any oral or written information presented to Investor or any of its affiliates or representatives in the course of their due diligence investigation of Seller Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)            Seller Parent acknowledges and agrees that neither Investor nor any other person on behalf of Investor has made or is making, and Seller Parent has not relied upon, any express or implied representation or warranty other than those contained in Article V.

Article V

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor hereby represents and warrants to each of Seller Parent, Seller and Bank as follows:

Section 5.1         Authority; No Violation.

(a)            Investor has full power and authority to execute and deliver this Agreement and the Stockholders Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the Stockholders Agreement have been duly and validly executed and delivered by Investor and (assuming due authorization, execution and delivery by Seller Parties) constitute legal, valid and binding obligations of Investor, enforceable against Investor in accordance with their respective terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)            Neither the execution and delivery of this Agreement and the Stockholders Agreement by Investor, nor the consummation by Investor of the transactions contemplated hereby or thereby, nor compliance by Investor with any of the terms or provisions hereof or thereof, will, assuming that the consents and approvals referred to in Section 5.2 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Investor or any of Investor’s properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Investor under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Investor is a party, or by which Investor’s properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that either individually or in the aggregate would not have a Material Adverse Effect with respect to Investor.

Section 5.2         Consents and Approvals. Except for the securities or blue sky laws of the various states, no consent, approval, order or authorization of, or material registration, declaration or filing with, any Governmental Entity is required on the part of Investor in connection with the execution, delivery and performance by Investor of this Agreement, the Stockholders Agreement and the consummation by Investor of the Investment.

Section 5.3         Broker’s Fees. Investor has not employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Investment or related transactions contemplated by this Agreement, except for any fees which will be paid solely by Investor.

Section 5.4         Investment Intent and Risk; Financial Capability.

(a)            Investor (i) is not being provided with disclosures that would be required if the offer and sale of the Purchased Shares was registered under the Securities Act or the securities offering disclosure rules issued by the OCC under Part 16, nor is Investor being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Purchased Shares; (ii) has had the opportunity to ask questions of and receive answers from Seller Parent, Seller and Bank directly and (iii) has been provided a reasonable opportunity to undertake and has undertaken its own examination of Bank and the terms of the Purchased Shares to the extent Investor deems necessary to make its decision to invest in the Purchased Shares. Investor has sought such accounting, legal and tax advice as it has considered necessary or advisable to make an informed investment decision with respect to its acquisition of the Purchased Shares. Investor is only relying on the representations and warranties contained in Article II, Article III and Article IV in making its investment decision, and not any other statements made by Seller Parent, Seller, Bank or any of their Representatives.

(b)            Investor acknowledges that an investment in the Purchased Shares is a speculative investment which involves a substantial degree of risk of loss by it of its entire investment in Bank, and it is financially able to bear the economic risk of such investment, including the total loss thereof.

(c)            Investor is sophisticated and has such knowledge in financial and business matters and in investments of this type that it is capable of independently evaluating the merits and risks of its investment in the Purchased Shares and of making an informed investment decision. Investor is (i) an “accredited investor” (as that term is defined in the Securities Act and used for purposes of Part 16) or (ii) a qualified purchaser (as that term is defined in Section 2(a)(51)(A) of the Investment Company Act and used for purposes of Part 16).

(d)            Investor understands that the Purchased Shares have not been registered under the Securities Act or Part 16, and may not be transferred or resold except pursuant to an effective registration statement or pursuant to an exemption from registration, and each certificate, if any, representing the Purchased Shares will be endorsed with the legends required to be placed thereon by applicable U.S. federal or state, or other applicable state and foreign securities laws or banking laws and with respect to restrictions on transfer imposed by this Agreement. Investor (i) is acquiring the Purchased Shares for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Purchased Shares, (ii) has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Purchased Shares, (iii) will not sell or otherwise dispose of any of the Purchased Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act, Part 16 and any applicable state securities or other securities or banking laws of the United States or any other jurisdiction.

(e)            Except solely in Investor’s capacity as an officer or director of Bank, Investor has not communicated with any Other Investor in the evaluation of the transactions contemplated by this Agreement, an Other Investment or in any other investment in Seller Parent, Seller or Bank.

(f)            If Investor is a person enumerated in Rule 506(d)(1) of the Securities Act, and used for purposes of Part 16, neither Investor nor, to Investor’s knowledge, its affiliates is subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act and used for purposes of Part 16.

(g)            On February 28, 2025, Investor shall have immediately available funds necessary to consummate the Investment on the terms and conditions contemplated by this Agreement.

Section 5.5         Bank Regulatory Matters.

(a)            Assuming the accuracy of the representations and warranties in Section 2.2, consummation of the transactions contemplated hereby will not cause Investor (together with any of its affiliates) to, directly or indirectly, own, control or have the power to vote ten percent (10.0%) or more of any class of voting securities of Bank for purposes of the Home Owners’ Loan Act or the Change in Bank Control Act of 1978 or their respective implementing regulations.

(b)            Investor is not “acting in concert” (as that term is defined in 12 C.F.R. § 5.50) with any other person in connection with the transactions contemplated by this Agreement or the Other Investment Agreements.

(c)            Neither Investor nor any of its affiliates for purposes of the BHC Act or Home Owners’ Loan Act is a bank holding company or savings and loan holding company, is treated as a bank holding company or savings and loan holding company, or “controls” a bank or savings association (as those terms are defined under the BHC Act and Home Owners’ Loan Act or their implementing regulations).

Section 5.6         Tax Consequences. Investor acknowledges that the Tax consequences to it of the Investment will depend on its particular circumstances, and that it will look solely to, and rely upon, its own advisors with respect to the Tax consequences of the Investment.

Section 5.7         Restrictions on Transferability. Investor acknowledges that there will be restrictions on the transferability of the Purchased Shares as set forth in the Stockholders Agreement, that there are restrictions on transferability as set forth in the securities disclosure rules in Part 16, that there is currently no public market for the Purchased Shares and none may develop, and that, accordingly, it may not be possible for it to liquidate its investment in Bank except as set forth in the Stockholders Agreement.

Section 5.8         No Other Representations or Warranties.

(a)            Except for the representations and warranties made by Investor in this Article V, neither Investor nor any other person makes any express or implied representation or warranty with respect to Investor or Investor’s businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Investor hereby disclaims any such other representations or warranties, and Seller and Bank acknowledge the same. In particular, without limiting the foregoing disclaimer, neither Investor nor any other person makes or has made any representation or warranty to Seller, Bank or any of their respective affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Investor or Investor’s respective businesses or (ii) except for the representations and warranties made by Investor in this Article V, any oral or written information presented to Seller, Bank or any of their respective affiliates or representatives in the course of their due diligence investigation of Investor, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)            Investor acknowledges and agrees that neither Seller Parent, nor Seller, nor Bank nor any other person has made or is making, and Investor has not relied on, any express or implied representation or warranty other than those contained in Article II, Article III and Article IV.

Article VI

COVENANTS

Section 6.1         Public Announcements. Seller, Seller Parent, Bank and Investor agree that the initial press release with respect to the execution and delivery of this Agreement and consummation of the Closing shall be a release mutually agreed to by the parties and that, to the extent practicable, subsequent releases shall be mutually agreed. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other parties about, and allow the other parties reasonable time to comment on, such release or announcement in advance of such issuance, (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.1 or (iii) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby. Bank shall not use any Investor’s brand names, trademarks, service marks, trade dress or logos in any press release or marketing materials except as approved in advance by such Investor in writing.

Section 6.2         Treatment of Equity Awards at Closing. To the extent any current or former employee, director or other individual service provider of Bank (each, a “Bank Service Provider”) holds, as of immediately prior to the Closing, any cash, equity or equity-based awards under the Seller Parent 2010 Equity and Incentive Plan (as amended and restated, the “2010 Equity Plan”), each such employee, director or other individual service provider shall, no later than fifteen (15) days following the Closing Date, waive any retirement-based vesting protections with respect to any outstanding awards under the 2010 Equity Plan in writing in the form attached as Schedule 4.02(a) to the Separation Agreement (each, a “Waiver”); provided, however, that, if the Waivers from all Bank Service Providers are not provided by Bank to Seller Parent on or prior to fifteen (15) days following the Closing Date, all such outstanding awards will be treated as of the Closing in accordance with the terms of the 2010 Equity Plan.

Section 6.3         Tax Matters.

(a)            Transfer Taxes. All applicable Transfer Taxes shall be borne fifty percent (50%) by Investor, on the one hand, and fifty percent (50%) by Seller, on the other hand. The party primarily responsible under applicable law for filing the Tax Returns for such Transfer Taxes (the “Filing Party”) shall timely prepare such Tax Returns and provide a copy of such Tax Returns to the other party (the “Non-Filing Party”) at least ten (10) business days prior to the due date thereof. The Non-Filing Party shall pay an amount equal to its share of such Transfer Taxes to the Filing Party at least three (3) business days prior to the due date of such Tax Returns, and the Filing Party shall timely file such Tax Returns and pay such Transfer Taxes. Investor and Seller shall cooperate in the timely completion and filing of all such Tax Returns and in filing any forms and documents as may be necessary to obtain any exemption or refund of any Transfer Taxes.

(b)            Post-Closing Actions. Except as required by applicable law, neither Investor nor any of its affiliates shall (or shall cause or permit Bank to), without the prior written consent of Seller Parent, (i) make or change any Tax election with respect to Bank (including any election under Section 338 or Section 336 of the Code, or any similar election under state, local, or foreign Tax law) or change any method of Tax accounting or any Tax accounting period of Bank, which election or change would be effective on or prior to the Closing Date, (ii) amend, re-file or otherwise modify any Tax Return (or extend or waive any statute of limitations or other period for the assessment of any Tax or deficiency) relating in whole or in part to Bank for any Pre-Closing Tax Period, (iii) file a Tax Return for a Pre-Closing Tax Period in a jurisdiction where Bank did not file such Tax Return for such period, (iv) change a transfer pricing policy of Bank which is in place at the Closing Date with retroactive effect to a Pre-Closing Tax Period, (v) initiate any voluntary disclosure or similar proceedings with respect to Bank for any Pre-Closing Tax Period or portion thereof, or (vi) amend or revoke any Apollo Prepared Returns (as defined in the Separation Agreement) or any notification or election relating thereto (other than as contemplated in or pursuant to Section 5.01 of the Separation Agreement), in each case, to the extent such action would be reasonably expected to result in (X) any increased Tax liability of Seller Parent, Bank or its affiliates in respect of any Pre-Closing Tax Period (provided that, in the case of Tax liabilities of Bank or its affiliates, solely to the extent that such increase would correspondingly increase Seller Parent’s indemnification obligation for Seller Taxes hereunder or payment obligations under Section 5.01(b) of the Separation Agreement, for the avoidance of doubt, taking into account any applicable limitations on the indemnification under Section 7.1(g) hereof) or (Y) a reduction in any Tax attributes of the Seller Consolidated Group or Bank in respect of any Pre-Closing Tax Period to the extent Seller Parent is entitled to the economic benefit of such Tax attributes.

Section 6.4         Representation and Warranty Insurance Policy.

(a)            Prior to the Closing, Seller shall have delivered to each of Investor and Bank a copy of the representations and warranties insurance policy to be purchased by Seller Parent in favor of Seller Parent as insured, effective as of the Closing (“R&W Insurance Policy”), together with evidence of the payment of the premium for such R&W Insurance Policy. The cost of the premium together with all Taxes and application, underwriting or similar or other fees, costs or expenses payable at the Closing in connection with obtaining the R&W Insurance Policy as of the Closing, including those to bind the policy, shall be paid by Seller or Seller Parent.

(b)            The R&W Insurance Policy shall include (i) an express waiver of subrogation and contribution rights against Bank, its Representatives and their respective successors and assigns, except and only to the extent of Actual Fraud, and (ii) express third-party beneficiary rights in favor of Bank, Investor and their Representatives and their respective successors and assigns, including with respect to the anti-subrogation waiver.

(c)            During the term of the R&W Insurance Policy, Seller Parent shall not (i) amend, modify, terminate or waive any waiver of subrogation, third-party beneficiary language or any other provision set forth in the R&W Insurance Policy that could reasonably be adverse to the Investors, Bank, or their respective Representatives or (ii) permit the assignment, substitution or transfer of the rights or obligations of the insurer under the R&W Insurance Policy other than as allowed by the terms of the R&W Insurance Policy.

Article VII

GENERAL PROVISIONS

Section 7.1         Indemnification.

(a)            Following the Closing, Seller Parent shall indemnify, defend and hold harmless Investor, its Representatives, its affiliates and their respective successors and permitted assigns, to the fullest extent permitted by law, from and against any and all costs, losses, liabilities, damages, payments, fees, expenses (including reasonable attorneys’ fees and disbursements) and amounts paid in settlement (collectively, “Losses”) if such Loss results from or arises out of (i) any Seller Fundamental Warranties or Seller Parent Fundamental Warranties (disregarding for purposes of determining the amount of any Loss and whether there has been any breach, any qualification on any such representation or warranty as to “materiality” or “Material Adverse Effect” or words of similar import), (ii) any breach of or failure to perform any covenant or agreement of Seller Parent or Seller contained in Section 6.1 or (iii) any Seller Taxes; provided, however, that “Losses” do not include except to the extent awarded in a Third Party Claim, punitive or exemplary damages. Notwithstanding the foregoing, Seller Parent shall have no obligation under this Section 7.1(a) following the expiration of the applicable survival period set forth in Section 7.1(n).

(b)            Following the Closing, Investor shall indemnify, defend and hold harmless Seller, its Representatives, its affiliates and their respective successors and permitted assigns to the fullest extent permitted by law, from and against any and all Losses actually incurred by Seller or its affiliates, if such Loss results from or arises out of (i) any inaccuracy in or breach of any representation or warranty in Article V (disregarding for purposes of determining the amount of any Loss and whether there has been any breach, any qualification on any such representation or warranty as to “materiality” or “Material Adverse Effect” or words of similar import) and (ii) any breach of or failure to perform any covenant or agreement of Investor contained in Section 6.1. Notwithstanding the foregoing, Investor shall have no obligation under this Section 7.1(b) following the expiration of the applicable survival period set forth in Section 7.1(n).

(c)            A party that seeks indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim that does not result from a third party with respect to which it seeks indemnification (a “Direct Claim”) promptly (and, in any event, not later than sixty (60) days) after the first discovery by such Indemnified Party of any fact, event, circumstance, development or matters giving rise to such claim. Such notice (a “Claim Notice”) shall (i) describe such Direct Claim in reasonable detail (including the facts underlying each particular claim and an identification of all the particular sections of therein pursuant to which indemnification is and will be being sought) to the extent then known; (ii) attach copies of any written evidence or demand upon which such Direct Claim is based (to the extent that such written evidence or demand is not reasonably available at such time, the Indemnified Party shall so indicate and promptly provide such evidence when it becomes available); and (iii) set forth the estimated amount (broken down by each individual claim) for which the Indemnifying Party may be liable, to the extent then known. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to the Direct Claim (a “Response Notice”). If the Indemnifying Party does not deliver a Response Notice within such thirty (30)-day period, the Indemnifying Party shall be deemed to have agreed to such claim and the Indemnifying Party’s obligation to indemnify, compensate or reimburse the Indemnified Party for the full amount of all Losses resulting therefrom.

(d)            If any action, suit, claim or proceeding is threatened or commenced against an Indemnified Party by any person who is not a party to this Agreement or an affiliate of any party to this Agreement, with respect to which the Indemnifying Party is or may be obligated to provide indemnification under Section 7.1(a) or Section 7.1(b) (as applicable) (a “Third Party Claim”), the Indemnified Party shall, as promptly as reasonably practicable, cause a Claim Notice regarding any Third Party Claim of which it has knowledge that is covered by this Section 7.1 to be delivered to the Indemnifying Party. The Claim Notice shall (i) describe such Third Party Claim in reasonable detail (including the identity of the applicable third party, the facts underlying each particular claim and an identification of all the particular sections herein pursuant to which indemnification is and will be being sought) to the extent then known; (ii) attach copies of any written evidence or demand upon which such Third Party Claim is based (to the extent that such written evidence or demand is not reasonably available at such time, the Indemnified Party shall so indicate and promptly provide such evidence when it becomes available); and (iii) set forth the estimated amount (broken down by each individual claim) for which the Indemnifying Party may be liable, to the extent then known. The Indemnifying Party shall have the right but not the obligation to assume control of the defense of any Third Party Claim by, no later than the thirtieth (30th) day after its receipt of such Claim Notice, notifying the Indemnified Party that, subject to the other provisions of this Section 7.1, the Indemnifying Party has elected to conduct and control the defense, negotiation or settlement of the applicable Third Party Claim and any action, suit, claim or proceeding resulting therefrom with counsel reasonably acceptable to the Indemnified Party and at the Indemnifying Party’s sole cost and expense. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party will have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own expense; provided, that if the Indemnified Party is advised by outside counsel that an actual or potential conflict of interest (other than one of a monetary nature) would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party with respect to the Third Party Claim, then the Indemnifying Party shall pay the reasonable, out-of-pocket and documented fees, costs and expenses of counsel employed by the Indemnified Party; provided, further, that the Indemnifying Party shall only be liable for the legal fees and expenses for one law firm for all Indemnified Parties (taken together with respect to any single action or group of related actions) in connection with any Third Party Claim (plus one local counsel in each applicable jurisdiction). If the Indemnifying Party does not assume the defense of the Third Party Claim within the thirty (30)-day period referenced in this Section 7.1(d), (x) the Indemnified Party may defend against the Third Party Claim and (y) the Indemnifying Party will have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own expense.

(e)            Notwithstanding anything in this Section 7.1 to the contrary, (i) the Indemnified Party shall not, without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), (x) consent to the entry of any Order, (y) settle or compromise or (z) enter into any settlement or similar agreement with respect to, any Third Party Claim, unless such Order or proposed settlement or compromise or agreement (A) involves an unconditional release of the Indemnifying Party in respect of such Third Party Claim and (B) does not contain any admission or finding of wrongdoing on behalf of the Indemnifying Party and (ii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (x) consent to the entry of any Order, (y) settle or compromise or (z) enter into any settlement or similar agreement with respect to, any Third Party Claim, unless the Order or proposed settlement or compromise or agreement (A) involves only the payment of money damages against which the Indemnified Party is indemnified in full by the Indemnifying Party, (B) does not impose an injunction or other equitable relief upon the Indemnified Party, (C) involves an unconditional release of the Indemnified Party in respect of such Third Party Claim and (D) does not involve a finding or admission of any violation of law or other wrongdoing by the Indemnified Party.

(f)            The failure by an Indemnified Party to timely or properly provide, pursuant to Section 7.1(c) or Section 7.1(d), any Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent, and only to the extent that, the Indemnifying Party is actually and directly prejudiced by such failure.

(g)            Except in the case of Actual Fraud, Seller Parent shall not be required to indemnify Investor with respect to any individual claim (or group of related claims) for indemnification pursuant to Section 7.1(a)(iii) if the amount of Losses with respect to such individual claim (or group of related claims) is less than $15,000. Except in the case of Actual Fraud or any inaccuracy or breach of any Fundamental Warranty, the cumulative indemnification obligation of (A) Seller Parent under Section 7.1(a)(i) shall in no event exceed 10% of the Purchase Price and (B) Investor under Section 7.1(b)(i) shall in no event exceed 10% of the Purchase Price. The cumulative indemnification obligation of Seller Parent under Section 7.1(a)(iii) shall in no event exceed $110,000; provided, such amount shall be reduced by the Investor’s pro rata share of any payments made by Seller Parent to Bank in respect of any Seller Taxes pursuant to Section 5.01(b) of the Separation Agreement. The cumulative indemnification obligation of (x) Seller Parent under Section 7.1(a) shall in no event exceed the Purchase Price and (y) Investor under Section 7.1(b) shall in no event exceed the Purchase Price.

(h)            Subject to any retention limits under the R&W Insurance Policy, any Loss to be paid to Investor as a result of a claim for indemnification made under Section 7.1(a) shall be satisfied first by Seller Parent to the extent of any actual recovery by Seller Parent from the R&W Insurance Policy, to the extent of any policy limit therein, and, only after the policy limit therein is exceeded, thereafter from Seller Parent subject to the limitations set forth in Section 7.1(g). Investor acknowledges that the R&W Insurance Policy includes a $2,250,000 retention, and that Seller Parent will have no actual recovery under the R&W Insurance Policy until the aggregate cumulative insured Losses thereunder exceed such retention. Seller Parent shall use commercially reasonable efforts to promptly submit indemnification claims by Investor pursuant to this Section 7.1 to the insurer under the R&W Insurance Policy and will promptly transmit any insurance proceeds received therefrom to Investor.

(i)            Any claim for indemnification pursuant to Section 7.1(a) or pursuant to Section 7.1(b), in each case, can be brought on or prior to the expiration of applicable survival period set forth in Section 7.1(n). If a compliant notice of a valid claim for indemnification pursuant to Section 7.1(a) or Section 7.1(b) is duly provided prior to the end of the applicable foregoing survival period with respect thereto, then the obligation to indemnify, defend and hold harmless in respect of such inaccuracy shall survive as to such claim until such claim has been finally resolved. Notwithstanding anything to the contrary herein, other than in the case of Actual Fraud, (i) the indemnification procedures of this Section 7.1 shall be Investor’s sole and exclusive remedy for any actual or alleged breach of any representation or warranty in this Agreement and (ii) in no event shall Bank or any of its individual, joint or mutual, past, present or future Representatives, affiliates, successors or assigns (other than Seller Parent) have any liability for any actual or alleged breach of any representation or warranty in this Agreement. Upon the expiration of the period set forth above, no party to this Agreement will have any further obligations or liability under this Agreement, and no claims may be made hereunder after such date for any actual or alleged breach, except in the case of Actual Fraud.

(j)            Where one and the same set of facts, circumstances or events qualifies under more than one provision entitling an Indemnified Party to a claim or remedy hereunder, such Indemnified Party shall not be entitled to duplicative recovery of Losses arising out of such facts, circumstances or events. To the extent Seller Parent has made payment to Bank in respect of any Seller Taxes pursuant to Section 5.01(b) of the Separation Agreement, no Indemnified Party shall be entitled to duplicative recovery for any Losses arising in respect of such Seller Taxes pursuant to this Agreement. To the extent Seller Parent has made payment to Bank pursuant to Section 5.04 of the Separation Agreement, no Indemnified Party shall be entitled to duplicative recovery for any Losses arising in respect of the applicable Tax item. To the extent Bank recovers (or has the right to recover) any Loss against or from any third party (including any insurance company in its capacity as an insurer) as provided in Section 7.1(l), no Indemnified Party shall be entitled to duplicative recovery.

(k)            Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss upon and after obtaining knowledge of any event, set of facts, circumstance or occurrence that would reasonably be expected to give rise to any Loss that would reasonably be expected to give rise to an indemnity obligation pursuant to this Section 7.1. In the event that an Indemnified Party shall fail to use commercially reasonable efforts to mitigate any such Loss, then notwithstanding anything contained herein to the contrary, the Indemnifying Party shall not be required to indemnify any Indemnified Party for that portion of any Losses that would reasonably be expected to have been avoided if all Indemnified Parties had made such efforts.

(l)             If an Indemnified Party or Bank has or may have a right to recover any Loss against or from any third party (including any insurance company in its capacity as an insurer), such Indemnified Party or Bank shall use commercially reasonable efforts to seek recovery against and from such third party and if the Indemnified Party or Bank recovers any such amount from such third party after the Indemnifying Party makes any payment pursuant to this Section 7.1 in respect of such Loss, then the Indemnified Party shall promptly remit to the Indemnifying Party the lesser of the amount previously paid by the Indemnifying Party to the Indemnified Party in respect of such Loss and the amount the Indemnified Party or Bank (on a pro rata basis) received from such third party in respect of such Loss (net of all reasonable costs of collection). For the avoidance of doubt, Bank’s obligations under this Section 7.1(l) shall only apply with respect to Losses that result from or arise out of the matters contemplated by Section 7.1(a) and that Bank has been notified, or is otherwise actually aware, of.

(m)           Any indemnification payments pursuant to this Section 7.1, payments made pursuant to Section 5.04 of the Separation Agreement and payments Seller Parent has made to Bank in respect of any Seller Taxes pursuant to Section 5.01(b) of the Separation Agreement shall be treated as an adjustment to the Purchase Price of the Purchased Shares for U.S. federal income and applicable state and local Tax purposes, except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local law).

(n)            The Fundamental Warranties, the representations and warranties in Section 2.10 and any indemnification obligation of Seller Parent under Section 7.1(a)(iii) shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations. All other representations and warranties set forth herein shall terminate on the third (3rd) anniversary of the Closing Date, and thereafter, except in the case of Actual Fraud, there shall be no liability on the part of, nor shall any claim be made by, any party or any of their respective affiliates in respect of thereof. Except as otherwise provided herein, all covenants and agreements contained herein, other than Section 6.2, Section 6.4, and this Article VII (which shall survive in accordance with their terms), shall survive the Closing for a period of twelve (12) months following the Closing Date (or until final resolution of any claim or action arising from the breach of such covenant if notice of such breach was provided prior to the end of such period).

(o)            For the avoidance of doubt, Section 5.06 of the Separation Agreement shall govern any Third Party Claim or other proceeding with respect to Taxes, and Section 7.1(d) and Section 7.1(e) of this Agreement shall not apply.

Section 7.2         Amendment; Waiver. Any provision of this Agreement may be amended or waived if, any only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller Parent, Seller, Bank and Investor, or in the case of a waiver, by the party granting the waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.3         Further Assurances. Following the Closing, the parties shall use reasonable best efforts to take or cause to be taken all actions, execute and deliver such additional instruments, documents, conveyances or assurances and to do or cause to be done all other things, necessary, proper or advisable, or otherwise reasonably requested in writing by another party, in order for such party to fulfill and perform its obligations in respect of this Agreement or otherwise to consummate and make effective the transactions contemplated hereby and carry out the intent and purposes of this Agreement. Subject to appropriate confidentiality protections and applicable law, each party agrees to cooperate with and furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

Section 7.4         Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (“Transaction Expenses”) shall be paid by the party incurring such expense.

Section 7.5         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)            if to Seller Parent or Seller, to:

Hawaiian Electric Industries, Inc
1001 Bishop Street, Suite 2900
Honolulu, Hawaii 96813

Attention:	Kurt K. Murao, Executive Vice President,
General Counsel, Chief Administrative Officer and
Corporate Secretary
Email:	kmurao@hei.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004

Attention:	H. Rodgin Cohen
Stephen M. Salley
Email:	cohenhr@sullcrom.com
salleys@sullcrom.com

(b)            if to Investor, to:

Yoko Otani

300 N. Beretania St.

Honolulu, HI 96817

Attention:	Yoko Otani
Email:	[***]

(c)            if to Bank, to:

American Savings Bank, F.S.B.

300 North Beretania Street

Honolulu, Hawaii 96817

Attention:	Mike Vieira, General Counsel
Email:	mvieira@asbhawaii.com

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017

Attention:	Margaret E. Tahyar
David L. Portilla

Email:	margaret.tahyar@davispolk.com
david.portilla@davispolk.com

Section 7.6         Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Annexes, or Schedules, such reference shall be to an Article or Section of or Annex or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Seller or Bank means the actual knowledge, after reasonable investigation, of any of the executive officers of Seller or Bank listed on Section 7.6 of the Bank Disclosure Letter, as the case may be. As used in this Agreement, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” means, with respect to any specified person, any other person who directly or indirectly, controls, is controlled by, or is under common control with, such person, (and where the term “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise), and (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party at least three (3) business days prior to the date hereof; or (c) filed or furnished by a party with the SEC after December 31, 2022 (including such information that is incorporated by reference) and publicly available on EDGAR at least three (3) business days prior to the date hereof; (iv) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Honolulu, Hawaii are authorized by law or executive order to be closed, (v) the “transaction contemplated hereby” and “transactions contemplated by this Agreement” shall include the Investment, (vi) all references to “dollars” or “$” are to United States dollars and (vii) references to any law or regulation is a reference to such law or regulation as it has or may be amended. The Bank Disclosure Letter, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained in this Agreement shall require any party or person to take any action in violation of applicable law.

Section 7.7         Counterparts. This Agreement may be executed in counterparts (including by pdf or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 7.8         Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 7.9         Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to any applicable conflicts of law principles that would cause the application of any law other than the laws of the State of Delaware.

(b)            Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 7.5.

Section 7.10         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

Section 7.11         Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Investor may assign this Agreement to an affiliate or immediate family member of Investor without the prior written consent of the other parties hereto. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 7.12         Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Investment), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 7.13         Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 7.14         Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 4.32(b) and 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 7.15         Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 7.16         Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Actual Fraud” shall mean, a claim by any party hereto against any other party hereto for common law liability under applicable law for its actual and intentional fraud with respect to the making of its representations and warranties pursuant to this Agreement or its representations and warranties in any other transaction document delivered hereto; provided, that such actual and intentional fraud of such party shall only be deemed to exist if such party makes a knowing and intentional misrepresentation of a material fact with respect to the making of a representation and warranty in this Agreement or any other transaction document delivered hereto, as the case may be, with damages caused by a party’s detrimental reliance on such fact under circumstances that constitute common law fraud under applicable law.

“Anti-Corruption Laws” means (a) the FCPA, (b) any Applicable Law promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997, and (c) any similar applicable law of any jurisdiction.

“Bank Fundamental Warranties” means the representations and warranties set forth in Section 2.1 (Organization), Section 2.2 (Capitalization); Section 2.3(a) and Section 2.3(b)(i) (Authority; No Violation); and Section 2.7 (Broker’s Fees).

“BHC Act” means the Bank Holding Company Act of 1956.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Code” means the Internal Revenue Code of 1986, as amended.

“Constituent Documents” means the charter documents, bylaws or similar organizational documents of a corporation and comparable organizational documents of other entities.

“Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance.

“Exchange Act” means the Securities Exchange Act of 1934.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FFIEC” means the Federal Financial Institutions Examination Council.

“Fundamental Warranty” means any Seller Parent Fundamental Warranty, Seller Fundamental Warranty, Bank Fundamental Warranty or Investor Fundamental Warranty.

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any U.S. or non-U.S. federal, state or local governmental or regulatory body, court, judicial authority, arbitrator, administrative agency, commission or SRO.

“Home Owners’ Loan Act” means the Home Owners’ Loan Act of 1933.

“Intellectual Property” means intellectual property rights in any jurisdiction, whether registered or unregistered, in and to: (i) all trademarks, service marks, brand names, internet domain names, social and mobile media identifiers, logos, symbols, certification marks, trade dress and other indications of source or origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisionals, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (iv) writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) any similar intellectual property or proprietary rights.

“Investor Fundamental Warranties” means the representations and warranties set forth in Section 5.1(a) (Authority; No Violation); and Section 5.3 (Broker’s Fees).

“Liens” means any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever.

“Material Adverse Effect” means,

(i)            with respect to Bank, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to (x) have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Bank taken as a whole provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations applicable to federal savings associations operating in the United States or depository institutions operating in Hawaii, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national, regional or Hawaii political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions (including equity, credit and debt markets, as well as changes in interest rates) affecting depository institutions operating in the financial services industry generally in the United States, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods, wildfires or other natural disasters, regardless of origin, or from any outbreak of any disease or other public health event or public health conditions, (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby or (F) the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso); except, with respect to subclauses (A), (B), (C), or (D) to the extent that the effects of such change are disproportionately adverse to the business, results of operations or financial condition of Bank, taken as a whole, as compared to federal savings associations operating in the United States or depository institutions operating in Hawaii, (y) have a material adverse effect on the ability of Bank to timely consummate the transactions contemplated hereby or (z) any Governmental Entity shall have appointed the FDIC as receiver or conservator of Bank; or

(ii)            with respect to Seller Parent, Seller or Investor, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Seller Parent, Seller or Investor, respectively, to timely consummate the transactions contemplated hereby.

“OCC” means Office of the Comptroller of the Currency.

“Permitted Encumbrances” means (i) statutory Liens securing payments not yet due, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (v) licenses and similar rights granted with respect to Intellectual Property.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Regulatory Agencies” means (a) any U.S. federal or state regulatory authority, (b) the SEC, (c) the Federal Reserve Board, (d) the FDIC, (e) the OCC, (f) the United States Department of Justice, (g) any non-U.S. regulatory authority and (h) any SRO.

“Representatives” with respect to any person means the officers, directors, employees, agents, advisors and representatives of such person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller Consolidated Group” means any consolidated, combined, affiliated, aggregated, unitary or similar group for Tax purposes the common parent of which is Seller (or Seller’s direct or indirect parent).

“Seller Fundamental Warranties” means the representations and warranties set forth in Section 3.1 (Organization), Section 3.2(a) and Section 3.2(b)(i) (Authority; No Violation), Section 3.3 (Consents and Approvals), Section 3.4 (Legal and Regulatory Proceedings) and Section 3.5 (Title to Bank Common Stock) and Section 3.6 (Broker’s Fees).

“Seller Parent Fundamental Warranties” means the representations and warranties set forth in Section 4.1 (Organization), Section 4.2(a) and Section 4.2(b)(i) (Authority; No Violation), Section 4.3 (Bank Common Stock) Section 4.4 (Consents and Approvals) and Section 4.5 (Broker’s Fees).

“Seller Taxes” means, without duplication, (a) any Taxes imposed on Bank for any Pre-Closing Tax Period, determined with respect to any Straddle Period in accordance with Section 5.02 of the Separation Agreement and (b) any Taxes of any person (other than Bank) for which Bank is liable (i) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing, (ii) as a transferee, successor or by contract (other than pursuant to agreements which both (I) were not primarily related to Taxes and (II) were entered into in the ordinary course of business consistent with past practice), in each case, which Taxes relate to an event or transaction occurring on or prior to the Closing or (iii) pursuant to a breach of any covenants of Seller Parent or Seller in Section 6.2 of this Agreement or Article 5 of the Separation Agreement. Notwithstanding the foregoing, Seller Taxes shall not include (A) Taxes otherwise borne by Investor pursuant to this Agreement, (B) Taxes imposed on or with respect to Bank as a result of a breach by Investor or Bank of Section 6.3(b) of this Agreement or Section 5.06 of the Separation Agreement, (C) Taxes arising solely as a result of any actions taken by Investor or Bank on the Closing Date but after the time of Closing that are outside of the ordinary course of business or not contemplated by this Agreement, (D) Taxes (on a dollar-for-dollar basis) in respect of which Investor has a corresponding claim for repayment, reimbursement or indemnification against a party other than Seller Parent or Seller Parent’s affiliates, (E) Taxes to the extent resulting from a change of law enacted after the Closing Date, or (F) Taxes to the extent reflected or reserved against in the Bank Financials, and Seller Taxes shall be calculated by (X) taking into account for the purposes of clause (a) of this definition the amount of any Tax losses, Tax credits or other Tax attributes of Bank arising in any Pre-Closing Tax Period to the extent such amounts (i) would have been available for the taxable year to which the Seller Taxes relate to reduce such Seller Taxes (including as a result of subsequent Tax audits) and (ii) actually reduce such Seller Taxes, and (Y) reducing (but not below zero) Seller Taxes by any amount of Taxes recoverable and actually recovered under the R&W Insurance Policy.

“SRO” means (x) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (y) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” or “subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

“Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments or any charge of any kind in the nature of (or similar to) taxes imposed by any Taxing Authority whatsoever together with all penalties and additions to tax and interest thereon.

“Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of taxes (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Transfer Taxes” means all transfer, sales, use, value-added, stamp duty, documentary, filing, recordation and other similar Taxes (including any penalties and interest) payable in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ASB Hawaii, Inc.

By:	/s/ Scott Seu
	Name:	Scott Seu
	Title:	Chairman

[Signature Page to Investment Agreement]

By:	/s/ Yoko Otani
	Name:	Yoko Otani

[Signature Page to Investment Agreement]

solely for purposes of the sections enumerated in the preamble, AMERICAN SAVINGS BANK, F.S.B.

By:	/s/ Ann C. Teranishi
	Name:	Ann C. Teranishi
	Title:	President and Chief Executive Officer

[Signature Page to Investment Agreement]

solely for purposes of the sections enumerated in the preamble, Hawaiian Electric Industries, Inc.

By:	/s/ Scott Seu
	Name:	Scott Seu
	Title:	President & Chief Executive Officer

[Signature Page to Investment Agreement]